UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2008
IMMERSION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-27969	94-3180138

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

801 Fox Lane
San Jose, California 95131
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 467-1900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
EXHIBIT INDEX
EX-99.1
EX-99.2
EX-99.3

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) On December 8, 2008, Immersion Corporation (the “Company”) announced that it has appointed Daniel J. Chavez as Senior Vice President and General Manager of the Company’s Medical Line of Business, effective December 1, 2008. Mr. Chavez, age 51, previously served as interim Senior Vice President and General Manager of the Company’s Medical Line of Business since August 2008. From January 2007 to July 2008, Mr. Chavez was a health information technology consultant focused on business planning, strategic alliance development, product management and marketing. From September 2001 to December 2006, Mr. Chavez held various positions at Availity, LLC, a healthcare transactions and professional services company, including Senior Vice President, Operations, Vice President, Operations and Vice President, Business Development. Prior to September 2001, Mr. Chavez held positions with Emstat Corporation, Computer Sciences Corporation, Stellcom Technologies, Inc., Science Applications International Corporation, GTE Corporation and IBM Corporation. Mr. Chavez holds a M.B.A. from Stanford University, and B.A. in Economics from San Jose State University.
     (e) In connection with the appointment of Mr. Chavez, the Company has entered into an offer of employment with Mr. Chavez (the “Offer Letter”) dated November 25, 2008. Pursuant to the Offer Letter, Mr. Chavez will be employed as Senior Vice President and General Manager of the Company’s Medical Line of Business at salary of $245,000 per annum, and will receive a sign on bonus in the amount of $25,000 to be paid within his first week of employment; this bonus must be reimbursed on a pro rata basis to the Company in the event Mr. Chavez voluntarily terminates his employment prior to December 1, 2009. Upon approval by the Company’s Board of Directors, Mr. Chavez will be eligible to participate in the Company’s 2009 executive bonus plan with a target annual bonus amount of $147,000. Mr. Chavez is also eligible for one year of relocation assistance, including tax grossed-up payment of moving costs, fees related to closing costs, up to 60 days of temporary housing, travel expenses for two house hunting trips and a $15,000 discretionary move bonus for incidental costs. In the event that Mr. Chavez terminates his employment with the Company within the first year of his actual move date, Mr. Chavez will be required to repay all or part of these relocation payments. Mr. Chavez will be granted an option to purchase 175,000 shares of common stock of the Company pursuant to the Company’s 2008 Employment Inducement Award Plan (the “Option”). The Option will vest over four years at the rate of 25% on the one year anniversary of the commencement of employment, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months. A copy of the Offer Letter is attached hereto as Exhibit 99.1.
     The Company has also entered into an indemnification agreement with Mr. Chavez in form and substance substantially as previously filed by the Company as an exhibit to its annual report on Form 10-K filed with the Securities and Exchange Commission.
     The Company has also entered into a retention and ownership change event agreement (the “Retention Agreement”) with Mr. Chavez in form attached hereto as Exhibit 99.2. The Retention Agreement provides for the payment of severance and health insurance premiums upon the occurrence of certain events. In the event that his employment with the Company is

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terminated by the Company without cause, Mr. Chavez will be entitled to receive a lump sum severance payment equal to 6 months base salary and payments of health insurance premiums for the earlier of 6 months or the date on which Mr. Chavez first becomes eligible to obtain other group health insurance coverage. In the event that Mr. Chavez’s employment with the Company is terminated by the Company without cause, or is terminated by him with good reason, in either case, in connection with an ownership change event of the Company, then Mr. Chavez will also be entitled to receive a lump sum severance payment equal to 12 months base salary and payments of health insurance premiums for the earlier of 12 months or the date on which Mr. Chavez first becomes eligible to obtain other group health insurance coverage. Payment of the foregoing benefits will be conditioned upon Mr. Chavez’s execution of a general release of claims.
     A copy of the press release dated December 8, 2008 announcing Mr. Chavez’s appointment is attached hereto as Exhibit 99.3.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Offer Letter dated November 25, 2008 by and between Immersion Corporation and Daniel J. Chavez

99.2	Retention and Ownership Change Event Agreement dated December 4, 2008 by and between Immersion Corporation and Daniel J. Chavez

99.3	Press Release dated December 8, 2008 regarding the appointment of Daniel J. Chavez as Senior Vice President and General Manager of Immersion’s Medical Line of Business

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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2008	IMMERSION CORPORATION
	By:	/s/ Stephen M. Ambler
Stephen M. Ambler
Chief Financial Officer and Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description

99.1	Offer Letter dated November 25, 2008 by and between Immersion Corporation and Daniel J. Chavez

99.2	Retention and Ownership Change Event Agreement dated December 4, 2008 by and between Immersion Corporation and Daniel J. Chavez

99.3	Press Release dated December 8, 2008 regarding the appointment of Daniel J. Chavez as Senior Vice President and General Manager of Immersion’s Medical Line of Business